                       [LETTERHEAD OF FMC News Release]


Item 5.   Other Events
          ------------

On October 16, 1996 FMC Corporation issued the following news release:

FMC REPORTS THIRD QUARTER RESULTS

CHICAGO, OCTOBER 16, 1996 -- FMC Corporation today reported third quarter sales of $1.3 billion, an increase of 11 percent from last year's third quarter of $1.1 billion. Income from continuing operations of $59 million increased from $54 million in the third quarter of 1995, excluding special income and expense items. Earnings per share from continuing operations increased 9 percent to $1.56 in the third quarter of 1996 compared with $1.43 in last year's quarter, excluding special income and expense items in 1995.

     Net income per share, including discontinued operations, was $1.44 for the third quarter of 1996 compared with $1.51 last year. Last year's results included the impact of the special non-recurring gain from the sale of a 20 percent equity interest in FMC's soda ash business, partially offset by increased environmental and other reserves.

                                     -more-

PAGE 2/FMC REPORTS THIRD QUARTER RESULTS

     According to FMC Chairman and Chief Executive Officer Robert N. Burt: "Our third quarter results are in line with our expectations. We are seeing an improvement in our Industrial Chemicals and Machinery and Equipment businesses, and we are excited about the introduction of our new Authority herbicide beginning in the fourth quarter. We continue to expect record earnings for 1996, although only slightly above 1995 levels. We also expect that 1997 will be another record year, with earnings increases in excess of 10 percent."

REVIEW OF OPERATIONS

     Industrial Chemicals sales of $263 million increased 7 percent from $246 million in the third quarter of last year, and earnings increased 4 percent to $45 million from $43 million last year. In the 1996 quarter, soda ash prices and volumes were up from last year, reflecting stronger domestic and international demand. Domestic hydrogen peroxide shipments increased from the 1996 second quarter as demand improved from the pulp and paper industry. Compared with the third quarter of last year, hydrogen peroxide prices were higher but volumes were lower, causing overall hydrogen peroxide earnings to be slightly down from last year's quarter. Phosphorus volumes increased from the 1995 third quarter, reflecting the Rhone-Poulenc supply contract, which began in late 1995. Operating results from FMC's European industrial chemical business were roughly even with last year's third quarter.

                                    -more-

PAGE 3/FMC REPORTS THIRD QUARTER EARNINGS

     Performance Chemical sales of $333 million increased 5 percent from $317 million in last year's period, but earnings of $47 million were below the 1995 third quarter of $53 million. The earnings decline was due to the agricultural products businesses, reflecting plant start-up costs and increased marketing expenses associated with the launch of FMC's new Authority herbicide. Increased international sales, especially in Asia, and a strong corn rescue market offset a cotton pyrethroid market that was weaker due to low pest pressures. Results from the specialty chemicals businesses showed strong gains from the prior-year quarter. Both the food ingredients and the pharmaceutical businesses are beginning to see declines in previously high raw material costs, with further moderation expected in the fourth quarter. Lithium sales rose, due primarily to increases in sales to the pharmaceutical industry. The new lithium operation in Argentina will start up in early 1997. Process additives earnings increased as production efficiencies improved.

     Machinery and Equipment sales of $434 million increased 21 percent from $359 million in 1995, and profits of $23 million increased significantly from $8 million in the prior-year period. Financial results improved due to stronger performance of the base businesses, as well as the impact of acquisitions. Energy equipment reported higher sales and margins as sales of high technology subsea systems increased from the third quarter of 1995.

                                    -more-

PAGE 4/FMC REPORTS THIRD QUARTER EARNINGS

Airport equipment sales of loaders and deicers also increased from the same period last year. Food machinery sales increased, and profits improved, reflecting stronger sales in both the United States and Europe, including the effects of the recent acquisitions of Frigoscandia and FranRica. At the end of the quarter, Machinery and Equipment backlog was $1.1 billion, up significantly from $545 million at the end of 1995. The increase in backlog reflects the recognition of a significant portion of the previously announced subsea order from Statoil, Norway's state-owned oil company, as well as the impact of acquisitions, including Frigoscandia.

     Defense Systems sales of $238 million increased 6 percent from $225 million in the prior-year period. Profits of $19 million, net of minority interest, were slightly below the $20 million of profits in the 1995 quarter. Sales increased on the continued strength of the Crusader program and higher shipments of vertical launching systems to the Navy. Excluding the timing of the third quarter 1995 dividend from the company's joint venture in Turkey, earnings were up in the third quarter of 1996 versus 1995. Defense backlog was $1.7 billion at the end of the quarter, up from $1.5 billion at the end of 1995.

                                     -more-

PAGE 5/FMC REPORTS THIRD QUARTER EARNINGS

     Net interest expense in the quarter increased to $26 million from $22 million in last year's third quarter, reflecting higher debt levels associated with acquisitions, increased capital spending and working capital associated with increased sales. Corporate expenses declined $2 million from $24 million in last year's third quarter due to continued savings from reduced staffing levels.

     Precious Metals was reclassified as a discontinued operation in the second quarter of 1996 and was divested on July 31, 1996. The operating loss from the gold business, the gain from the sale of the gold company, and increases in reserves for previously divested operations, primarily related to general and product liability, resulted in a net loss from discontinued operations of $5 million in the third quarter of 1996.

NINE MONTH RESULTS

     Year-to-date sales of $3.6 billion increased 10 percent from $3.3 billion in the 1995 period, reflecting improvements across all segments, including the benefits of acquisitions. Income from continuing operations of $174 million declined from $189 million, before special income and expense items, in the prior-year period. The income decline resulted from a weak first half of the year, especially in demand for hydrogen peroxide due to a downturn in the pulp and paper industry, and higher raw material costs in the food ingredients and pharmaceutical businesses. Net interest expense increased to $71 million in 1996 from $57 million in 1995.

                                     -more-

PAGE 6/FMC REPORTS THIRD QUARTER EARNINGS

These factors have been partially offset by improved Machinery and Equipment results in 1996. Year-to-date earnings per share from continuing operations were $4.56 in 1996, compared with $5.02, before special income and expense items for the same period last year. Net income per share including discontinued operations was $4.37 for 1996 year-to-date versus $4.97, including special items, for 1995.

     FMC Corporation is one of the world's leading producers of chemicals and machinery for industry, government and agriculture. The Chicago-based company reported annual sales of $4.5 billion in 1995, with international sales to more than 100 countries accounting for 48 percent of total annual revenues. FMC employs 22,000 people at 115 manufacturing facilities and mines in 24 countries. The company divides its businesses into four major segments: Industrial Chemicals, Performance Chemicals, Machinery and Equipment, and Defense Systems.


                                   #   #   #


Safe Harbor Statement under the Private Securities Litigation Act of 1995:
Statements in this news release that are forward-looking statements are subject to various risks and uncertainties including but not limited to economic conditions, product demand and industry capacity, competitive products and pricing, manufacturing efficiencies, new product development, availability and price of raw materials and critical manufacturing equipment, new plant startups, the regulatory and trade environment and other risks indicated in the corporation's 1995 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. The corporation does not intend to update this information and disclaims any legal liability to the contrary.

                 FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
                 ---------------------------------------------
                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------
             (UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                           Three Months           Nine Months
                                                        Ended September 30    Ended September 30
                                                       --------------------  ---------------------
                                                         1995       1996        1995       1996
                                                       ---------  ---------   ---------  ---------
Sales                                                  $1,141.2   $1,261.6    $3,266.4   $3,606.6
Other revenue                                              33.1       16.5        55.3       71.4
                                                       --------   --------    --------   --------

Total revenue                                           1,174.3    1,278.1     3,321.7    3,678.0

Operating costs and expenses                            1,073.6    1,157.3     2,969.5    3,317.1
Restructuring and other charges                           134.5          -       134.5          -
                                                       --------   --------    --------   --------

Total costs and expenses                                1,208.1    1,157.3     3,104.0    3,317.1
                                                       --------   --------    --------   --------

                                                          (33.8)     120.8       217.7      360.9

Minority interests                                         17.2       12.5        42.5       48.0
Gain on sale of FMC Wyoming stock                         (99.7)         -       (99.7)         -
Net interest expense                                       22.2       25.6        56.9       70.9
                                                       --------   --------    --------   --------
Income from continuing operations
 before income taxes                                       26.5       82.7       218.0      242.0

Provision (benefit) for income taxes                      (31.1)      23.4        25.6       68.5
                                                       --------   --------    --------   --------

Income from continuing operations (Note 2)                 57.6       59.3       192.4      173.5
                                                       --------   --------    --------   --------

Discontinued operations, net of taxes                      (0.5)      (4.7)       (5.2)      (7.4)
                                                       --------   --------    --------   --------

Net income                                             $   57.1   $   54.6    $  187.2   $  166.1
                                                       ========   ========    ========   ========

Earnings (loss) per common share:
 Continuing operations                                 $   1.52   $   1.56    $   5.11   $   4.56
 Discontinued operations                                  (0.01)     (0.12)      (0.14)     (0.19)
                                                       --------   --------    --------   --------

 Net income                                            $   1.51   $   1.44    $   4.97   $   4.37
                                                       ========   ========    ========   ========



Average number of shares used in
 earnings per share computations                           37.8       38.1        37.7       38.0
                                                       ========   ========    ========   ========

Note 1: Prior period amounts have been reclassified to present the Precious Metals segment as a discontinued operation.

NOTE 2:  Supplemental Information


                                                  Three Months          Nine Months
                                               Ended September 30    Ended September 30
                                                      1995                   1995
                                              --------------------  --------------------
                                               Income       EPS       Income      EPS
                                              ---------  ---------  ----------  --------
Income from continuing operations               $ 57.6     $ 1.52      $192.4    $ 5.11

Add:  Restructuring and other
        charges (net of tax)                      96.2       2.55        96.2      2.55

Deduct:  Gain on sale of FMC Wyoming stock       (99.7)     (2.64)      (99.7)    (2.64)
                                                ------     ------      ------    ------

Income from continuing operations (excluding
 special income and expense items)              $ 54.1     $ 1.43      $188.9    $ 5.02
                                                ======     ======      ======    ======


                 FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
                 ---------------------------------------------
                             INDUSTRY SEGMENT DATA
                             ---------------------
                          (Unaudited and in millions)


                                           Three Months           Nine Months
                                        Ended September 30     Ended September 30
                                       --------------------  -----------------------
                                         1995       1996       1995         1996
                                       --------   --------   --------   ------------
Sales
-----

Industrial Chemicals                   $  245.9   $  262.6   $  717.0   $  768.8

Performance Chemicals                     317.3      332.6      926.5      982.0

Machinery and Equipment                   359.2      434.2      936.9    1,128.5

Defense Systems                           225.2      237.8      702.9      747.8

Eliminations                               (6.4)      (5.6)     (16.9)     (20.5)
                                       --------   --------   --------   --------

                                       $1,141.2   $1,261.6   $3,266.4   $3,606.6
                                       ========   ========   ========   ========


Income from continuing operations
---------------------------------
before income taxes
-------------------

Industrial Chemicals                   $   43.5   $   45.4   $  128.1      $  116.4
Performance Chemicals                      53.1       46.7      157.8         146.8
Machinery and Equipment                     7.8       22.6       32.0          54.4
Defense Systems                            20.1       18.8       81.0          74.0
                                       --------   --------   --------      --------
Operating profit from continuing
     operations                           124.5      133.5      398.9         391.6

Restructuring and other charges (1)      (150.0)         -     (150.0)            -
Gain on sale of FMC Wyoming stock          99.7          -       99.7             -
Corporate                                 (24.1)     (21.7)     (72.1)        (68.0)
Net interest expense                      (22.2)     (25.6)     (56.9)        (70.9)
Other income and (expense), net            (1.4)      (3.5)      (1.6)        (10.7)
                                       --------   --------   --------      --------
Income from continuing operations
    before income taxes                $   26.5   $   82.7   $  218.0      $  242.0
                                       ========   ========   ========      ========


(1) Restructuring and other charges consist of increased environmental reserves ($82.5), and other charges primarily related to reserves covering the shift of lithium-based production to Argentina ($52.0) and write-off of acquired in-process R&D related to Moorco International Inc. acquisition ($15.5).


FMC has modified its presentation of segment results, effective first quarter 1996, to better align them with management's evaluation of segment performance. Accordingly, business segment results are net of minority interest, reflecting only FMC's share of earnings. The corporate line primarily reflects staff expenses, and other income and expense reflects all other corporate items, including certain relatively minor amounts previously allocated to business segments. 1995 segment results have been reclassified to be consistent with current presentations. The company's Precious Metals segment has been reclassified as a discontinued operation.